Exhibit 99.1

Immediate Release	For Further Information Contact:
Thursday, December 22, 2011	G. Les Austin
COO & CFO
918-632-0652

RAM ENERGY RESOURCES, INC. ANNOUNCES

AGREEMENT FOR $550 MILLION RECAPITALIZATION

RAM Energy Resources, Inc. (NASDAQ: RAM) today announced that it has reached agreement with Halcon Resources, LLC, a newly-formed company led by Floyd C. Wilson, former Chairman and Chief Executive Officer of Petrohawk Energy Corporation, for a transformational capital investment in RAM. The investment is comprised of $275 million in new common stock, a $275 million five-year convertible note, and warrants for the purchase of an additional 110 million shares of common stock. A majority of RAM’s current shareholders have agreed to approve the transactions contemplated by the agreement through action by written consent of stockholders. The transaction is expected to close in the first quarter of 2012.

Larry E. Lee, co-founder, Chairman and Chief Executive Officer of RAM commented, “We view this as a tremendous opportunity for RAM and its shareholders. Floyd Wilson has an outstanding track record of successfully growing small cap E&P companies, such as RAM, into value-rich large cap enterprises, as demonstrated by his recent sale of Petrohawk to BHP Billiton for $15 billion. This investment will provide the Company with the capital necessary to expand operations into new and emerging resource plays, as well as accelerate development of our Mississippian oil concession in Osage County, Oklahoma. It will also allow for the continued development of our major oil fields in Oklahoma and Texas. Floyd and his team will lead the company as it expands in size and scope following the closing of this transaction.”

Mr. Wilson will become the Chairman and Chief Executive Officer of RAM immediately following the closing of the transaction, and the Company’s name will change to Halcon Resources Corporation.

Floyd C. Wilson, Chief Executive Officer of Halcon Resources, LLC stated, “We believe RAM provides a solid platform that when combined with this capital investment will enable the Company to quickly add reserves and production by targeting and drilling in liquids rich gas condensate and crude oil prone resource plays in the United States. We intend to draw upon our extensive experience and lessons learned from our past endeavors in an effort to maximize shareholder value.”

Upon closing of the transaction, RAM will issue 220 million shares of common stock to Halcon, representing approximately 74% of RAM’s pro forma outstanding common stock. The $275 million convertible note will bear interest at 8% per annum and may be converted by the holder into shares of common stock at any time subsequent to two years from the closing date, subject to earlier conversion under certain circumstances. The conversion price will be $1.50 per share, subject to adjustment upon certain events. The warrants will be exercisable for five years from the closing date at an exercise price of $1.50 per share, subject to adjustment upon certain events.

The investor group partnering with Halcon is led by EnCap Investments, L.P. and includes Liberty Energy Holdings LLC and Mansefeldt Investment Corp. Mitchell Energy Advisors represented Halcon, and Jefferies & Company, Inc. acted as advisor for RAM in the transaction.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, including the timing and expectation of closing of the transaction, the management of the Company following the closing, the expansion of Company operations to new and emerging resource plays, the availability of capital to accelerate development of our Mississippian oil concession in Osage County, Oklahoma and the continued development of our major oil fields in Oklahoma and Texas are forward-looking statements. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include failure of either party to satisfy conditions to closing of the transaction, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the Company’s filings with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Stockholders holding the requisite majority of the shares of the Company’s common stock have agreed to approve the transactions described in this release through execution of a written consent in accordance with Delaware law and the Company’s certificate of incorporation and bylaws. Accordingly, the Company does not plan to solicit proxies from, or hold a meeting of, stockholders to approve the transactions described in this release.

About RAM Energy Resources, Inc.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the NASDAQ under the symbol RAM. For additional information, visit the Company website at www.ramenergy.com.

About Halcon Resources, LLC

Halcon Resources, LLC, is a privately-held independent energy company in the business of investing in and operating oil and natural gas properties and related businesses.